March 1, 2012

PDC Energy Announces 2011 Fourth Quarter and Year-End Results in Line with Guidance; Annual Production Increased to 47.5 Bcfe; Annual Adjusted EBITDA Increased 26%; Year-End Proved Reserves Increased 18%

DENVER, CO March 1, 2012: Petroleum Development Corporation (dba PDC Energy) (“PDC,” or the “Company”) (Nasdaq: PETD) today reported its 2011 fourth quarter and year-end operating and financial results.

Full Year 2011 Highlights

•	The Company reported net income attributable to shareholders for 2011 of $13 million, or $0.56 per diluted share, compared with 2010 net income of $6 million, or $0.31 per diluted share.

•

Adjusted net loss attributable to shareholders, a non-GAAP financial measure defined below, was $4 million for 2011, compared to an adjusted net income of $400,000 for 2010. In 2011, impacting both net income attributable to shareholders and adjusted net loss attributable to shareholders, the Company recorded an after-tax impairment charge of $14 million, or $0.58 per diluted share, related to its Northeast Colorado (“NECO”) proved natural gas properties.

•	Adjusted EBITDA, a non-GAAP financial measure defined below, increased 26% to $188 million for 2011, compared to $149 million for 2010.

•

The Company’s 2011 production, including discontinued operations, increased 23% to 47.5 billion cubic feet equivalent (“Bcfe”) compared to 38.6 Bcfe for 2010. Production from continuing operations increased 21% to 45 Bcfe for 2011 compared to 37 Bcfe for 2010.

•	Total proved reserves as of December 31, 2011 increased 18% to slightly over one trillion cubic feet equivalent (“Tcfe”) from 861 Bcfe as of December 31, 2010.

Fourth Quarter 2011 Highlights

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The Company reported a net loss attributable to shareholders for the fourth quarter 2011 of $8 million, or $0.35 per diluted share, compared to a fourth quarter 2010 net loss of $18 million, or $0.86 per diluted share.

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Adjusted net loss attributable to shareholders, a non-GAAP financial measure defined below, was $6 million for the fourth quarter of 2011, compared to an adjusted net loss of $4 million for the same 2010 period. In the fourth quarter of 2011, the Company recorded an after-tax impairment charge, referenced above, which impacted both net loss and adjusted net loss attributable to shareholders for the fourth quarter 2011.

•	Adjusted EBITDA, a non-GAAP financial measure defined below, was $59 million for the fourth quarter 2011, compared to an adjusted EBITDA of $35 million for the fourth quarter 2010.

•	Fourth quarter 2011 production from continuing operations increased 36% to 12.8 Bcfe compared to 9.4 Bcfe in the fourth quarter 2010, and increased 13% compared to 11.3 Bcfe in the third quarter 2011.

Financial Results

Full Year 2011 Results:

PDC’s 2011 total revenues were $396 million, a 15% increase from $343 million for 2010. Natural gas, natural gas liquids (“NGL”), and crude oil sales revenues from the Company’s continuing operations increased 35% to $277 million compared to $205 million in 2010. The average realized sales price for natural gas, NGLs, and crude oil, including net realized gains on derivatives, was $6.53 per Mcfe for 2011, compared to $6.89 per Mcfe for 2010. The average realized sales price, excluding net realized gains on derivatives, during 2011 was $6.15 per Mcfe, an increase of 9% from $5.63 per Mcfe for 2010.

Commodity price risk management activities for 2011 resulted in a gain of $46 million for the year. The $46 million net gain was comprised of a $17 million net realized gain and a $29 million net unrealized gain. The net realized gain for 2011 was the result of a decrease in natural gas prices as compared to the derivative strike price, offset in part by a realized loss on the Company’s crude oil positions as a result of higher prices at settlement as compared to the derivative strike price. The net unrealized gain for 2011 was the result of a decrease in forward natural gas prices relative to the derivative’s strike price, partially offset by an increase in spot and forward crude oil prices relative to the derivative’s strike price. Hedging activity produced a net gain of $60 million for 2010. The $60 million net gain for 2010 was comprised of a $47 million realized gain, and a $13 million unrealized gain.

Production costs from the Company’s continuing operations were $69 million, or $1.54 per Mcfe for 2011 compared to $65 million, or $1.75 per Mcfe for 2010. The per unit expense decrease was primarily attributable to an increase in production. Lease operating expenses increased for 2011 primarily due to the increase in production, offset in part by a decrease in saltwater disposal and water hauling expenses of $2 million following the completion of the Company’s salt water disposal facility in the Piceance Basin. Production taxes increased $6 million, or 50%, for 2011 compared to 2010, primarily related to an increase in natural gas, NGL and crude oil sales.

Depreciation, depletion and amortization (“DD&A”) expense from continuing operations for 2011 increased 19% to $129 million, or $2.86 per Mcfe, from $108 million, or $2.92 per Mcfe for 2010. Both the increase in DD&A expense and the decrease on a per Mcfe basis were primarily attributable to the 21% increase in production volumes for 2011 as compared to 2010.

General and administrative (“G&A”) expense increased to $61 million for 2011, from $42 million for 2010. The increase was primarily due to an increase in payroll and payroll-related expense of $14 million, of which $7 million was related to a separation agreement with its former chief executive officer. Payroll and payroll-related expenses also increased as a result of the reassignment of certain exploration department personnel to administrative duties during the first quarter 2011, new hires, and an increase in employee benefit expenses. Additionally, 2011 G&A included a $2 million charge to legal fees related to the settlement of a West Virginia royalty lawsuit.

The Company’s exploration expense decreased 54% to $6 million for 2011 compared to $14 million for 2010. The decrease was primarily related to a $4 million reduction in personnel costs resulting from the previously noted reassignment of certain exploration department personnel, and a $4 million dry hole expense recorded in 2010.

Interest expense for 2011 increased 12% to $37 million, compared to $33 million for 2010, primarily a result of interest and amortization of debt discount related to the Company’s issuance of convertible notes in November 2010.

The Company’s liquidity position as of December 31, 2011 was $196 million, compared to $379 million as of December 31, 2010. As of December 31, 2011, PDC had outstanding on its $400 million revolving credit facility a balance of $209 million and an undrawn letter of credit of $19 million.

Fourth Quarter 2011 Results:

Natural gas, NGL, and crude oil sales revenues from the Company’s continuing operations for fourth quarter 2011 were up 52% to $80 million, compared to $53 million for fourth quarter 2010. The average realized sales price of natural gas, NGLs, and crude oil, including net realized gains on derivatives, was $6.79 per Mcfe for fourth quarter 2011 compared to $6.56 per Mcfe for fourth quarter of 2010. The average realized sales price, excluding net gains on derivatives, for fourth quarter 2011 was $6.27 per Mcfe, an increase of 12% from $5.62 per Mcfe for the fourth quarter 2010.

Commodity price risk management activities resulted in a net gain of $3 million for fourth quarter 2011, which was comprised of a $7 million net unrealized gain, and a $4 million net unrealized loss. Commodity price risk management activities resulted in a net loss of $14 million for fourth quarter 2010, which was comprised of a $23 million net unrealized loss and a $9 million net realized gain.

Production costs were $20 million, or $1.54 per Mcfe for fourth quarter 2011, compared to $18 million, or $1.92 per Mcfe for fourth quarter 2010. The per unit expense decrease was primarily the result of increased production volumes for fourth quarter 2011 as compared to fourth quarter 2010.

DD&A expense from continuing operations for fourth quarter 2011 was $36 million, or $2.81 per Mcfe, compared to $26 million, or $2.78 per Mcfe, for fourth quarter 2010. The increase was primarily attributable to the increase in production volumes for fourth quarter of 2011 as compared to fourth quarter 2010.

G&A expense was $14 million for fourth quarter 2011, compared to $11 million for fourth quarter 2010. The increase was primarily attributable to a reclassification of employee expenses from exploration expense to G&A expense, an increase in employee headcount and wages of $2 million, and a $1 million increase related to the Company’s IT initiatives.

Exploration expense was unchanged at $2 million for fourth quarter 2011 compared to fourth quarter 2010. Interest expense was unchanged at $9 million for fourth quarter 2011, compared to fourth quarter 2010.

James Trimble, President and Chief Executive Officer, stated, “PDC turned in a very solid performance in 2011. We exceeded our production guidance and delivered cash flow at the high end of our guidance range. Additionally, we successfully de-risked our horizontal Niobrara position in the core Wattenberg Field and increased our liquid-rich mix of proved reserves to 34%. We reached an agreement for the 2012 divestiture of our Permian assets for a premium valuation. The proceeds from this divestiture will contribute to the funding of our 2012 capital expenditures and enable us to maintain our balance sheet and liquidity strength. Additionally in 2012, we will be focused on accelerating our liquid-rich horizontal Niobrara development program, and de-risking our Utica Shale acreage while pursuing a JV partner.”

Average Costs Related to Oil and Gas Operations (per Mcfe)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Average lifting costs (lease operating expense, exclusive of production taxes)	$0.93	$1.20	$0.95	$1.09
Exploration expense	$0.18	$0.20	$0.14	$0.37
DD&A (oil and gas properties only)	$2.68	$2.55	$2.72	$2.71

Natural Gas, NGL and Crude Oil Sales Production

The following table provides production from continuing operations for the three months and twelve months ended December 31, 2011 and 2010:

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2011	2010	Percent	2011	2010	Percent

Natural gas (MMcf)
Western	6,833.9	5,930.8	15.2%	26,004.0	23,650.8	9.9%
Eastern	1,199.4	712.3	68.4)%	4,389.9	2,526.0	73.8%
Other	6.8	16.9	(59.8)%	35.8	62.3	(42.5)%

Total	8,040.1	6,660.0	20.7%	30,429.7	26,239.1	16.0%

Weighted Average Sales Price	$2.97	$3.54	(16.1)%	$3.27	$3.61	(9.4)%

Crude oil (MBbls)
Western	546.6	309.5	76.6%	1,705.1	1,224.9	39.2%
Eastern	1.0	1.7	(41.2)%	4.8	5.9	(18.6)%
Other	0.2	0.3	(33.3)%	—	0.6	(100.0)%

Total	547.8	311.5	75.9%	1,709.9	1,231.4	38.9%

Weighted Average Sales Price	$86.78	$85.22	1.8%	$87.63	$73.96	18.5%

NGLs (MBbls)
Western	236.3	133.8	76.6%	712.1	561.1	26.9%
Other	2.3	3.5	(34.3)%	7.1	8.5	(16.5)%

Total	238.6	137.3	73.8%	719.2	569.6	26.3%

Weighted Average Sales Price	$36.09	$64.86	(44.4)%	$37.82	$39.66	(4.6)%

Natural gas equivalent (MMcfe)
Western	11,531.0	8,590.3	34.2%	40,505.3	34,367.2	17.9%
Eastern	1,205.4	722.6	66.8%	4,418.9	2,561.4	72.5%
Other	22.0	39.7	(44.6)%	80.6	116.3	(30.7)%

Total	12,758.4	9,352.6	36.4%	45,004.8	37,044.9	21.5%

Weighted Average Sales Price	$6.27	$5.62	11.6%	$6.15	$5.63	9.2%

Commodity Price Risk Management Activities

The Company uses various derivative instruments to manage fluctuations in natural gas and crude oil prices. PDC has in place a series of floors, collars, fixed price and basis swaps on a portion of its natural gas and crude oil production. A complete listing of the Company’s derivative positions as of December 31, 2011 is included in the Company’s Form 10-K, available at the Company’s website at www.petd.com.

Non-GAAP Financial Measures

This release refers to “adjusted cash flow from operations”, “adjusted net income (loss) attributable to shareholders”, and “adjusted EBITDA”, each of which are non-GAAP financial measures. Adjusted cash flow from operations is the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. Adjusted net income (loss) attributable to shareholders is net income (loss) excluding the after tax impact of unrealized gains or losses from the change in the mark-to-market value of the Company’s derivatives during the period. Adjusted EBITDA is net income (loss) plus unrealized derivative loss, interest expense, net of interest income, income taxes, impairment of natural gas and crude oil properties and depreciation, depletion and amortization for the period minus unrealized derivative gain. The Company believes it is important to consider adjusted cash flow from operations, adjusted net income (loss) attributable to shareholders and adjusted EBITDA separately, as the Company believes it can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs, and related operational factors, without regard to fluctuations in future commodity prices and without regard to whether the earned or incurred item was collected or paid during that year. The Company also uses these measures because the collection of its receivables or payment of its obligations and the change in fair market value of derivatives has not been a significant issue for the Company’s business, but merely a timing issue from one period to the next, with fluctuations generally caused by considerable changes in commodity prices. Adjusted cash flow from operations, adjusted net income (loss) attributable to shareholders, and adjusted EBITDA are not measures of financial performance under U.S. GAAP and should be considered in addition to, not as a substitute for, cash flows from operations, investing, or financing activities, nor as a liquidity measure or indicator of cash flows reported in accordance with U.S. GAAP.

The following tables provide the calculation of adjusted cash flow from operations, adjusted net income (loss) attributable to shareholders, and adjusted EBITDA, non-GAAP measures, from its nearest U.S. GAAP measure (in millions, except per share data):

Adjusted Cash Flow from Operations
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Adjusted cash flow from operations:
Net cash provided by operating activities	$61.4	$35.0	$166.8	$151.8
Changes in assets and liabilities	(6.3)	(4.6)	(0.6)	(19.6)

Adjusted cash flow from operations	$55.1	$30.4	$166.2	$132.2

Adjusted Net Income (Loss) Attributable to Shareholders
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Adjusted net income (loss) attributable to shareholders:
Net income (loss) attributable to shareholders	$(8.4)	$(18.1)	$13.4	$6.2
Unrealized (gain) loss on derivatives, net	4.0	23.4	(28.6)	(12.6)
Provision for underpayment of natural gas sales	—	—	—	3.3
Tax effect of above adjustments	(1.5)	(8.9)	10.9	3.5

Adjusted net income (loss) attributable to shareholders	$(5.9)	$(3.6)	$(4.3)	$0.4

Weighted average diluted shares outstanding	23.6	21.0	23.9	19.8

Adjusted diluted earnings (loss) per share	$(0.25)	$(0.17)	$(0.18)	$0.02

Adjusted EBITDA
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Adjusted EBITDA:
Net income (loss) attributable to shareholders	$(8.4)	$(18.1)	$13.4	$6.2
Unrealized (gain) loss on derivatives, net	4.0	23.4	(28.6)	(12.6)
Interest expense, net	9.4	9.6	36.9	33.2
Income tax expense (benefit)	(5.2)	(11.0)	6.2	0.4
Impairment of natural gas and crude oil properties	23.7	4.2	25.2	11.1
Depreciation, depletion and amortization	35.8	27.0	135.2	111.1

Adjusted EBITDA	$59.3	$35.1	$188.3	$149.4

PETROLEUM DEVELOPMENT CORPORATION

(dba PDC Energy)

Consolidated Statements of Operations

(in thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Revenues:
Natural gas, NGL and crude oil sales	$79,989	$52,569	$276,605	$205,029
Sales from natural gas marketing	15,111	15,458	66,419	69,071
Commodity price risk management gain (loss), net	2,729	(14,617)	46,090	59,891
Well operations, pipeline income and other	1,578	2,136	6,846	9,030

Total revenues	99,407	55,546	395,960	343,021

Costs, expenses and other:
Production costs	19,702	17,982	69,085	64,872
Cost of natural gas marketing	15,038	15,185	65,465	68,015
Exploration expense	2,234	1,904	6,253	13,675
Impairment of natural gas and crude oil properties	23,676	4,292	25,159	6,481
General and administrative expense	14,389	11,213	61,454	42,188
Depreciation, depletion and amortization	35,807	26,028	128,907	108,095
Gain on sale of properties and equipment	(164)	(21)	(196)	(174)

Total costs, expenses and other	110,682	76,583	356,127	303,152

Income (loss) from operations	(11,275)	(21,037)	39,833	39,869
Interest income	—	11	47	71
Interest expense	(9,360)	(9,604)	(36,985)	(33,250)

Income (loss) from continuing operations before income taxes	(20,635)	(30,630)	2,895	6,690
Provision (benefit) for income taxes	(7,927)	(11,593)	(183)	652

Income (loss) from continuing operations	(12,708)	(19,037)	3,078	6,038
Income (loss) from discontinued operations, net of tax	4,344	683	10,359	(104)

Net income (loss)	(8,364)	(18,354)	13,437	5,934
Less: net loss attributable to noncontrolling interests	—	(214)	—	(280)

Net income (loss) attributable to shareholders	$(8,364)	$(18,140)	$13,437	$6,214

Amounts attributable to PDC Energy shareholders:
Income (loss) from continuing operations	$(12,708)	$(18,823)	$3,078	$6,318
Income (loss) from discontinued operations, net of tax	4,344	683	10,359	(104)

Net income (loss) attributable to shareholders	$(8,364)	$(18,140)	$13,437	$6,214

Earnings (loss) per share attributable to shareholders:
Basic
Income (loss) from continuing operations	$(0.54)	$(0.89)	$0.13	$0.33
Income (loss) from discontinued operations	0.18	0.03	0.44	(0.01)

Net income (loss) attributable to shareholders	$(0.35)	$(0.86)	$0.57	$0.32

Diluted
Income (loss) from continuing operations	$(0.54)	$(0.89)	$0.13	$0.32
Income (loss) from discontinued operations	0.18	0.03	0.43	(0.01)

Net income (loss) attributable to shareholders	$(0.35)	$(0.86)	$0.56	$0.31

Weighted average common shares outstanding
Basic	23,592	21,026	23,521	19,674

Diluted	23,592	21,026	23,871	19,821

2011 Fourth Quarter and Year-End Teleconference and Webcast

PDC will host a conference call with investors to discuss 2011 fourth quarter and year-end results. The Company invites you to join James Trimble, President and Chief Executive Officer; Gysle Shellum, Chief Financial Officer; Barton Brookman, Senior Vice President – Exploration and Production; and Lance Lauck, Senior Vice President – Business Development, for a conference call on Thursday, March 1, 2012, for a discussion of its results. The related slide presentation will also be available on PDC’s website at www.petd.com.

Conference Call and Webcast:

Date/Time: Thursday, March 1, 2012, 11:00 a.m. EST (9:00 a.m. MST)

Webcast available at: www.petd.com

Domestic (toll free): 877-312-5520

International: 253-237-1142

Conference ID: 42976017

Replay Numbers:

Domestic (toll free): 855-859-2056

International: 404-537-3406

Conference ID: 42976017

The replay of the call will be available through Thursday, March 8, 2012.

PDC Analyst Day

PDC plans to host an analyst day in Boston on Tuesday, March 13, 2012. This event is scheduled to be held at the Boston Harbor Hotel, 70 Rowes Warf, Boston, Massachusetts 02110. The related slide presentation will be available on the Company’s website immediately prior to the event.

Upcoming Industry Conference Participation

PDC is scheduled to present at the IPAA-OGIS Conference in New York in April 2012. Please see the Company’s website at www.petd.com for full details and webcast information.

About PDC Energy

PDC Energy is an independent energy company engaged in the development, production and marketing of natural gas and oil. Its operations are focused primarily in the Wattenberg Field of Colorado, including the horizontal Niobrara, the Marcellus Shale development in West Virginia and the Utica Shale in Ohio. PDC is included in the S&P SmallCap 600 Index and the Russell 3000 Index of Companies.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (“Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (“Exchange Act”) regarding PDC’s business, financial condition, results of operations and prospects. All statements other than statements of historical facts included in and incorporated by reference into this report are forward-looking statements. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein, which include statements of estimated natural gas and oil production and reserves, drilling plans, future cash flows, anticipated liquidity, anticipated capital expenditures and management’s strategies, plans and objectives. However, these are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this report reflect the Company’s good faith judgment, such statements can only be based on facts and factors currently known to PDC. Consequently, forward-looking statements are inherently subject to risks and uncertainties, including risks and uncertainties incidental to the exploration for, and the acquisition, development, production and marketing of natural gas and oil, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	changes in production volumes, worldwide demand and commodity prices for natural gas and oil;

•	changes in estimates of proved reserves;

•	declines in the values of PDC’s natural gas and oil properties resulting in impairments;

•	the timing and extent of the Company’s success in discovering, acquiring, developing and producing natural gas and oil reserves;

•	PDC’s ability to acquire leases, drilling rigs, supplies and services at reasonable prices;

•	the timing and closing, if consummated, of the mergers of the three 2005 partnerships;

•	reductions in the borrowing base under the Company’s credit facility;

•	risks incident to the drilling and operation of natural gas and oil wells;

•	future production and development costs;

•	the availability of sufficient pipeline and other transportation facilities to carry PDC’s production and the impact of these facilities on price;

•	the effect of existing and future laws, governmental regulations and the political and economic climate of the United States of America (“U.S.”);

•	changes in environmental laws and the regulations and enforcement related to those laws;

•	the identification of and severity of environmental events and governmental responses to the events;

•	the effect of natural gas and oil derivative activities;

•	conditions in the capital markets; and

•	losses possible from pending or future litigation.

Further, PDC urges you to carefully review and consider the cautionary statements made in this press release, the Item 1-A Risk Factors in the 2011 annual report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission (“SEC”) on March 1, 2011, and other subsequent filings with the SEC for further information on risks and uncertainties that could affect the

Company’s business, financial condition and results of operations, which are incorporated by this reference as though fully set forth herein. The Company cautions you not to place undue reliance on forward-looking statements, which speak only as of the date made. Other than as required under the securities laws, PDC undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or currently unknown facts or conditions or the occurrence of unanticipated events. All forward looking statements are qualified in their entirety by this cautionary statement.

CONTACT:	Ron Wirth
Director - Investor Relations
303-860-5830
rwirth@petd.com

Marti Dowling
Investor Relations Manager
303-831-3926
mdowling@petd.com

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